UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
New Mountain Finance Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

New Mountain Finance Corporation
787 Seventh Avenue, 48th Floor
New York, New York 10019

[  ], 2018

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders (“Special Meeting”) of New Mountain Finance Corporation (“NMFC” or the “Company”) to be held on June 8, 2018 at 1:00 p.m., Eastern Time. You will be able to participate in the Special Meeting, vote and submit your questions via live webcast by visiting www.virtualshareholdermeeting.com/NMFC2018SM. Prior to the Special Meeting you will be able to vote electronically at www.proxyvote.com.

The notice of the Special Meeting and the proxy statement accompanying this letter provide an outline of the business to be conducted at the Special Meeting. At the Special Meeting the stockholders of NMFC will be asked to (i) approve of the Company becoming subject to a minimum asset coverage ratio of at least 150%, permitting the Company to double its amounts of debt incurrence, pursuant to the Small Business Credit Availability Act; and (ii) transact such other business that may properly come before the Special Meeting.

It is important that your shares be represented at the Special Meeting. If you are unable to participate in the Special Meeting during the scheduled time, I urge you to follow the instructions on the Notice of Internet Availability of Proxy Materials to vote your proxy on the Internet. I encourage you to vote via the Internet, as it saves us significant time and processing costs. However, you may vote your proxy by returning your proxy card to us. Your vote is important.

To vote or to submit your questions during the Special Meeting, please log on to www.virtualshareholdermeeting.com/NMFC2018SM. You will need to enter the 12-digit control number on your notice of the Special Meeting. Your vote is important to us.

Sincerely yours,

Robert A. Hamwee Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the
Special Meeting of Stockholders to Be Held on June 8, 2018.

Our proxy statement relating to the Special Meeting is available on the Internet at www.virtualshareholdermeeting.com/NMFC2018SM.

The following information applicable to the Special Meeting may be found in the proxy statement and accompanying proxy card:

•	The date, time and location of the meeting;
•	A list of the matters intended to be acted on and our recommendations regarding those matters;
•	Any control/identification numbers that you need to access your proxy card; and
•	Information about attending the meeting and voting.

New Mountain Finance Corporation
787 Seventh Avenue, 48th Floor
New York, New York 10019

NOTICE OF SPECIAL MEETING OF
STOCKHOLDERS TO BE HELD ON JUNE 8, 2018

To the Stockholders of New Mountain Finance Corporation:

A meeting (the “Special Meeting”) of stockholders of New Mountain Finance Corporation (“NMFC” or the “Company”) will be held on June 8, 2018 at 1:00 p.m., Eastern Time. We are very pleased that the Special Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. It is important to note that shareholders have the same rights and opportunities by participating in a virtual meeting, as they would if attending an in-person meeting. You can participate in the Special Meeting, vote and submit your questions during the Special Meeting by visiting www.virtualshareholdermeeting.com/NMFC2018SM. You must have your 12- Digit Control Number in order to access the Special Meeting. The Special Meeting will be held for the following purposes:

1.	To approve of the Company becoming subject to a minimum asset coverage ratio of at least 150%, permitting the Company to double its amount of debt incurrence, pursuant to the Small Business Credit Availability Act; and
2.	To transact such other business as may properly come before the Special Meeting.

You have the right to receive notice of, and to vote at, the Special Meeting if you were a stockholder of record at the close of business on April 16, 2018. Your vote is extremely important to us. Whether or not you expect to attend the Special Meeting, and whatever the number of shares you own, please follow the instructions on the enclosed proxy card to vote your shares via the Internet or telephone, or by signing, dating and returning the proxy card in the postage-paid envelope provided. In the event there are not sufficient votes for a quorum or to approve NMFC’s proposals at the time of the Special Meeting, the Special Meeting may be adjourned in order to permit further solicitation of proxies by NMFC.

By Order of the Board of Directors,

Karrie J. Jerry Corporate Secretary

New York, New York
[  ], 2018

This is an important meeting. To ensure proper representation at the Special Meeting, please complete, sign, date and return the proxy card in the enclosed, self-addressed envelope, vote your shares by telephone, or vote via the Internet. Even if you vote your shares prior to the Special Meeting, you still may attend the Special Meeting and vote your shares.

New Mountain Finance Corporation
787 Seventh Avenue, 48th Floor
New York, New York 10019

PROXY STATEMENT

Special Meeting of Stockholders of
New Mountain Finance Corporation

This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors of New Mountain Finance Corporation (“NMFC”, the “Company”, “we”, “us” or “our”) for use at the NMFC Special Meeting (the “Special Meeting”) to be held on June 8, 2018, at 1:00 p.m., Eastern Time. You can virtually attend the Special Meeting online, vote your shares electronically and submit questions during the Special Meeting by visiting www.virtualshareholdermeeting.com/NMFC2018SM and at any postponements or adjournments thereof. You will need to enter the 12- digit control number on your notice of the Special Meeting. It is important to note that shareholders have the same rights and opportunities by participating in a virtual meeting, as they would if attending an in-person meeting. This Proxy Statement and the accompanying proxy card are first being sent to our stockholders of record on or about [ ], 2018.

We encourage you to vote your shares of NMFC’s stock either by voting via the Internet while virtually attending the Special Meeting, by telephone, or by granting a proxy (i.e., authorizing someone to vote your shares). Shares represented by duly executed proxies will be voted in accordance with your instructions. If you give no instructions on the proxy card, the shares covered by the proxy card will be voted “FOR” the matters listed in this Proxy Statement.

If you are a stockholder “of record” (i.e., you hold shares directly in your name), you may revoke a proxy at any time before it is exercised by notifying the proxy tabulator, Broadridge Shareholder Services, in writing, by submitting a properly executed, later-dated proxy, or by voting virtually at the Special Meeting. Please send your notification to Proxy Services, P.O. Box 9175, Farmingdale, New York 11735-9852, and submit a properly executed, later-dated proxy or vote virtually at the Special Meeting. Any stockholder of record attending the Special Meeting may vote virtually whether or not he or she has previously voted his or her shares. If your shares are held for your account by a broker, bank or other institution or nominee (“Broker Securities”), you may vote such securities at the Special Meeting only if you obtain proper written authority from your institution or nominee and present it at the Special Meeting. All of our directors are encouraged to attend the Special Meeting. Stockholders have no dissenters’ or appraisal rights in connection with any of the proposals described herein.

Stockholders of record may also vote either via the Internet or by telephone. Specific instructions to be followed by stockholders of record interested in voting via the Internet or the telephone are shown on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the voter’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

Information About the Annual Meeting	Page
Purpose of Special Meeting	1
Shares	1
Quorum Required	1
Vote Required	1
Information Regarding this Solicitation	1
Control Persons and Principal Stockholders	2
Proposal I: To approve the Company becoming subject to a minimum asset coverage ratio of at least 150% as permitted by law under the Small Business Credit Availability Act	4
Other Business	10
Submission of Stockholder Proposals	10
Submission of Complaints	10
Other Business	11
Annual Reports	11
Delivery of Proxy Materials	11
Privacy Notice	12

i

Purpose of Special Meeting

At the Special Meeting:

1.	The stockholders of NMFC will be asked to approve of the Company becoming subject to a minimum asset coverage ratio of at least 150%, permitting the Company to double its amount of debt incurrence, pursuant to the Small Business Credit Availability Act (the “SBCA”); and
2.	Such other business as may properly come before the Special Meeting will be transacted.

Shares

Stockholders of NMFC may vote their shares, virtually or by proxy, at the Special Meeting only if such stockholders were stockholders of record at the close of business on April 16, 2018 (the “Record Date”). On the Record Date, there were 75,935,093 shares of NMFC’s common stock outstanding. Each share of NMFC’s common stock is entitled to one vote.

Quorum
Required

A quorum of NMFC’s stockholders must be present at the Special Meeting for any business to be conducted. The presence at the Special Meeting, online or by proxy, of the holders of a majority of the shares of NMFC common stock outstanding on the Record Date will constitute a quorum. Abstentions will be treated as shares present for quorum purposes. Broker Securities for which the nominee has not received voting instructions from the record holder and does not have discretionary authority to vote the shares on certain proposals (which are considered “Broker Non-Votes” with respect to such proposals) will be treated as shares present for quorum purposes.

If a quorum is not present at the Special Meeting, the stockholders who are represented may adjourn the Special Meeting until a quorum is present. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against any proposal for which an adjournment is sought, to permit the further solicitation of proxies.

Vote
Required

Approval of the Company becoming subject to a minimum asset coverage ratio of at least 150%, permitting the Company to double its amount of debt incurrence, pursuant to the SBCA. The affirmative vote of a majority of the votes cast for this proposal is required to authorize the Company to be subject to a minimum asset coverage ratio of at least 150%. Abstentions and Broker Non-Votes will not be included in determining the number of votes cast and, as a result, will have no effect on this proposal.

Additional Solicitation. If there are not enough votes to approve any proposals at the Special Meeting, the stockholders who are represented may adjourn the Special Meeting to permit the further solicitation of proxies. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against the proposal for which an adjournment is sought, to permit the further solicitation of proxies.

Also, a vote may be taken on one or more of the proposals in this Proxy Statement prior to any such adjournment if there are sufficient votes for approval thereof.

Information Regarding This
Solicitation

NMFC will bear the expense of the solicitation of proxies for the Special Meeting, including the cost of preparing, printing and mailing this Proxy Statement, the accompanying Notice of Special Meeting of Stockholders and proxy card(s). We have requested that brokers, nominees, fiduciaries and other persons holding shares in their names, or in the name of their nominees, which are beneficially owned by others, forward the proxy materials to, and obtain proxies from, such beneficial owners. We will reimburse such persons for their reasonable expenses in so doing.

In addition to the solicitation of proxies by the use of the mail, proxies may be solicited in person and by telephone or facsimile transmission by directors, officers or employees of NMFC, NMFC’s investment adviser, New Mountain Finance Advisers BDC, L.L.C. (the “Investment Adviser”), or NMFC’s administrator, New Mountain Finance Administration, L.L.C. (the “Administrator”), without special compensation therefor. The Company has also retained Broadridge Financial Solutions, Inc. to assist in the solicitation of proxies for the Special Meeting for a fee of approximately $4,500, plus reimbursement of certain out-of-pocket expenses.

Stockholders may also provide their voting instructions by telephone or through the Internet. These options require stockholders to input the Control Number which is located on each proxy card. After inputting this number, stockholders will be prompted to provide their voting instructions. Stockholders will have an opportunity to review their voting instructions and make any necessary changes before submitting their voting instructions and terminating their telephone call or Internet link. Stockholders who vote via the Internet, in addition to confirming their voting instructions prior to submission, will also receive an e-mail confirming their instructions upon request.

Any proxy given pursuant to this solicitation may be revoked by notice from the person giving the proxy at any time before it is exercised. Any such notice of revocation should be provided in writing and signed by the stockholders in the same manner as the proxy being revoked and delivered to NMFC’s proxy tabulator.

The principal business address of both the Investment Adviser and the Administrator is 787 Seventh Avenue, 48th Floor, New York, New York 10019.

Control Persons and Principal
Stockholders

The following table sets forth information with respect to the beneficial ownership of NMFC’s common stock as of the Record Date by:

•	each person known to NMFC to beneficially own 5.0% or more of the outstanding shares of NMFC’s common stock;
•	each of NMFC’s directors and each executive officer individually; and
•	all of NMFC’s directors and executive officers as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and includes voting or investment power (including the power to dispose) with respect to the securities and assumes no other purchases or sales of securities since the most recently available Securities and Exchange Commission (“SEC”) filings. This assumption has been made under the rules and regulations of the SEC and does not reflect any knowledge that NMFC has with respect to the present intent of the beneficial owners of the securities listed in the table below.

Percentage of beneficial ownership below takes into account 75,935,093 shares of common stock of NMFC outstanding as of the Record Date. Unless otherwise indicated, the address for each listed holder is c/o New Mountain Finance Corporation, 787 Seventh Avenue, 48th Floor, New York, New York 10019.

	Type of Ownership in NMFC	NMFC Shares
Name		Number(1)	Percentage
Beneficial Owners of More than 5.0%:
Wells Fargo & Company(2)	Beneficial	6,701,689	8.83%
Executive Officers:
Karrie J. Jerry	Direct	2,442	*
Shiraz Y. Kajee	Direct	5,000	*
John R. Kline	Direct	71,977	*
Interested Directors:
Steven B. Klinsky(3)	Direct and Beneficial	7,114,820	9.37%
Robert A. Hamwee(4)	Direct and Beneficial	322,039	*
Adam B. Weinstein	Direct	89,107	*

	Type of Ownership in NMFC	NMFC Shares
Name		Number(1)	Percentage
Independent Directors:
Alfred F. Hurley, Jr.	Direct	35,835	*
Rome G. Arnold III	Direct	11,000	*
David Ogens	Direct	54,691	*
Kurt J. Wolfgruber(5)	Direct and Beneficial	93,752	*
All executive officers and directors as a group (10 persons)(6)	Direct and Beneficial	7,800,663	10.27%
*	Represents less than 1.0%.
(1)	Any fractional shares owned directly or beneficially have been rounded down for purposes of this table.
(2)	Such securities are held by certain investment vehicles controlled and/or managed by Wells Fargo & Company or its affiliates. The address for Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94163.
(3)	Mr. Klinsky directly owns 6,002,722 shares of NMFC’s common stock. The Steven B. Klinsky Trust directly owns 166,119 shares of NMFC’s common stock. The Steven B. Klinsky Non-GST Exempt Trust holds 945,979 shares.
(4)	Mr. Hamwee directly owns 310,039 shares of NMFC’s common stock. The Dana L. Hamwee Inherited IRA holds 12,000 shares.
(5)	Mr. Wolfgruber directly owns 45,030 shares of NMFC’s common stock. Mr. Wolfgruber has an indirect interest in 2,500 shares of NMFC’s common stock as trustee under the will of Paul J. Wolfgruber. Mr. Wolfgruber’s spouse and his three children hold 38,090 shares, 2,668 shares, 2,732 shares and 2,732 shares, respectively.
(6)	Total number of shares owned is reflected as of the Record Date.

The following table sets forth the dollar range of NMFC equity securities which stockholders of NMFC have voting power that is beneficially owned by each of NMFC’s directors.

Dollar Range of Equity Securities Beneficially Owned(1)(2)(3)
Interested Directors:
Steven B. Klinsky	Over $100,000
Robert A. Hamwee	Over $100,000
Adam B. Weinstein	Over $100,000
Independent Directors:
Alfred F. Hurley, Jr.	Over $100,000
Rome G. Arnold III(4)	Over $100,000
David Ogens(5)	Over $100,000
Kurt J. Wolfgruber	Over $100,000
(1)	Beneficial ownership has been determined in accordance with Exchange Act Rule 16a-1(a)(2).
(2)	The dollar range of equity securities beneficially owned in NMFC is based on the closing price for NMFC’s common stock of $13.45 per share on the Record Date on the New York Stock Exchange (“NYSE”).
(3)	The dollar range of equity securities beneficially owned are: None, $1 - $10,000, $10,001 - $50,000, $50,001 - $100,000 or over $100,000.
(4)	Mr. Arnold is the beneficial owner of a limited partnership interest in New Mountain Partners II, L.P., New Mountain Partners III, L.P. and New Mountain Partners IV, L.P. that is held by Arnold Family LLC
(5)	Mr. Ogens is the beneficial owner of a limited partnership interest in New Mountain Partners II, L.P. that is held by Ogens Family, Inc.

PROPOSAL

PROPOSAL I: APPROVAL OF THE COMPANY BECOMING SUBJECT TO A MINIMUM ASSET COVERAGE RATIO OF AT LEAST 150%, PERMITTING THE COMPANY TO DOUBLE ITS AMOUNT OF DEBT INCURRENCE, PURSUANT TO THE SMALL BUSINESS CREDIT AVAILABILITY ACT

The Company is a closed-end investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). As a BDC, we are required to meet a minimum asset coverage ratio, reflecting the value of our total assets to our total senior securities, which include all of our borrowings and any preferred stock we may issue in the future, under the 1940 Act. Prior to March 23, 2018, Section 61(a) of the 1940 Act (which incorporates the requirements of Sections 18(a)(1) and 18(a)(2) of the 1940 Act) did not permit a BDC to issue senior securities unless, at the time of issuance, such BDC had an asset coverage ratio of at least 200% taking into account such issuance of senior securities (the “Asset Coverage Ratio”). However, on March 23, 2018, the Small Business Credit Availability Act (the “SBCA”) was signed into law and permits BDCs to be subject to an Asset Coverage Ratio of at least 150% (the “150% Asset Coverage Ratio”), if certain conditions are satisfied as set forth in the SBCA.

Prior to the enactment of the SBCA, generally, for every $1.00 of debt incurred or in senior securities issued, a BDC was required to have at least $2.00 of assets immediately following such incurrence or issuance. For those BDCs that satisfy the SBCA’s disclosure and approval requirements, the minimum asset coverage ratio is reduced such that for every $1.00 of debt incurred or in senior securities issued, a BDC must now have at least $1.50 of assets. This reduction significantly increases the amount of debt that BDCs may incur.

The SBCA provides that in order for a BDC whose common stock is traded on a national securities exchange to be subject to the 150% Asset Coverage Ratio, the BDC must obtain either: (i) approval of the required majority of its non-interested directors who have no financial interest in the proposal of the 150% Asset Coverage Ratio, which would become effective one (1) year after the date of such approval, or (ii) stockholder approval (of more than 50% of the votes cast for the proposal) of the 150% Asset Coverage Ratio, which would become effective on the first day after the date of such stockholder approval. BDCs must provide stockholders with timely notice of such approvals and must make periodic reports of the aggregate outstanding principal amounts of senior securities issued by BDC and the asset coverage percentage as of the most recent financial statements included in that filing, the effective date of the approval of the modified asset coverage requirements, and the principal risk factors associated with the senior securities, to the extent incurred by the BDC.

On April 12, 2018, our board of directors, including a majority of the non-interested directors who have no financial interest in this proposal, approved the 150% Asset Coverage Ratio, which will automatically become effective on April 12, 2019.

In addition, on April 12, 2018, our board of directors determined that this proposal is in the best interests of the Company and its stockholders, and is recommending that the Company’s stockholders vote in favor of the proposal to reduce the Company’s Asset Coverage Ratio requirement to at least 150% for purposes of Sections 18(a)(1) and 18(a)(2) of the 1940 Act. If this proposal is approved by stockholders at the Meeting, the Company would become subject to an Asset Coverage Ratio of at least 150% the day after the Meeting instead of on April 12, 2019. The Board of Directors values the opinions of our stockholders and will reconvene to reconsider its approval of the modified asset coverage requirements if this proposal is not approved by stockholders. There can be no assurance that the Board of Directors would rescind its approval if this proposal is not approved by stockholders. If this proposal is not approved by stockholders and the Board of Directors does not rescind its approval, we will be subject to the 150% Asset Coverage Ratio beginning April 12, 2019.

If this proposal is approved, this reduction in the required minimum Asset Coverage Ratio will increase the amount of debt that we are permitted to incur; as a result, we may incur additional indebtedness in the future, and therefore, the risk of an investment in us may increase. See “—Risks Related to the Approval of the Proposal.”

Illustrations of the Effect of Lowering the Required Asset Coverage Ratio

Leverage Tables. The following tables illustrate the effect of leverage on returns from an investment in our common stock assuming various annual returns, net of expenses and adjusted for unsettled securities purchased. The calculations in the tables below are hypothetical. Actual returns may be higher or lower than those appearing below. The first table assumes the amount of senior securities outstanding as of December 31, 2017. The second table assumes the amount of senior securities outstanding as would be permitted under the reduction in our Asset Coverage Ratio if this proposal is approved.

The calculations in the tables below are hypothetical and actual returns may be higher or lower than those appearing below.

Table 1

Assumed Return on Our Portfolio (net of expenses)(1)(2)	(10.0)%	(5.0)%	0.0%	5.0%	10.0%

Corresponding Net Return to Common Stockholders	(22.0)%	(12.7)%	(3.4)%	6.0%	15.3%
(1)	In order for us to cover our annual interest payments on indebtedness, we must achieve annual returns on our December 31, 2017 total portfolio assets of at least 1.9%.
(2)	The calculation assumes (i) $1,928.0 million in total assets, (ii) a weighted average cost of borrowings of 3.9%, (iii) $885.1 million in debt outstanding and (iv) $1,035.0 million in net assets.

Table 2

Assumed Return on Our Portfolio (net of expenses)(1)(2)	(10.0)%	(5.0)%	0.0%	5.0%	10.0%

Corresponding Net Return to Common Stockholders	(28.7)%	(17.0)%	(5.2)%	6.5%	18.2%
(1)	In order for us to cover our annual interest payments on indebtedness, we must achieve annual returns on our December 31, 2017 total portfolio assets of at least 2.3%.
(2)	The calculation assumes (i) $2,428.0 million in total assets, (ii) a weighted average cost of borrowings of 3.9%, (iii) $1,385.1 million in debt outstanding and (iv) $1,035.0 million in net assets.

Fees and Expenses Table. The following table is intended to assist you in understanding the costs and expenses that an investor in our common stock will bear, directly or indirectly, based on the assumptions set forth below. We caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, we will pay such fees and expenses out of our net assets and, consequently, stockholders will indirectly bear such fees or expenses as investors in the Company.

Estimated Annual Expenses (as percentage of net assets attributable to common stock)

	200% Asset Coverage Ratio Requirement	150% Asset Coverage Ratio Requirement
Base management fees(1)	3.23%	4.07%
Incentive fees payable under the Investment Management Agreement)(2)	2.43%	2.75%
Interest payments on borrowed funds(3)	3.94%	5.62%
Other expenses(4)	0.83%	0.83%
Acquired fund fees and expenses(5)	0.90%	0.90%
Total annual expenses(6)	11.33%	14.17%
(1)	The base management fee under the Investment Management Agreement is based on an annual rate of 1.75% of our average gross assets for the two most recent quarters, which equals our total assets on the Consolidated Statements of Assets and Liabilities, less (i) the borrowings under the New Mountain Finance SPV Funding, L.L.C. Loan and Security Agreement, as amended and restated, dated October 27, 2010 (the “SLF Credit Facility”) and (ii) cash and cash equivalents. We have not invested, and currently do not invest, in derivatives. To the extent we invest in derivatives in the future, we will use the actual value of the derivatives, as reported on our Consolidated Statements of Assets and Liabilities, for purposes of calculating our base management fee. Since our IPO, the base management fee calculation has deducted the borrowings under the SLF Credit Facility. The SLF Credit Facility had historically consisted of primarily lower yielding assets at higher advance rates. As part of an amendment to our existing credit facilities with Wells Fargo Bank, National Association, the SLF Credit Facility merged with the Predecessor Holdings Credit Facility and into the Holdings Credit Facility on December 18, 2014. Post credit facility merger and to be consistent with the methodology since our IPO, the Investment Adviser will continue to waive management fees on the leverage associated with those assets that share the same underlying yield characteristics with investments leveraged under the legacy SLF Credit Facility. The Investment Adviser cannot recoup management fees that the Investment Adviser has previously waived. The base management fee reflected in the table above is based on the year ended December 31, 2017 and is calculated without deducting any management fees waived. The annual base management fee after deducting the management fee waiver as a percentage of net assets would be 2.75% and 3.23% based on the year ended December 31, 2017 under the 200% asset coverage ratio requirement and the 150% asset coverage ratio requirement, respectively. The gross base management fee reflected in the table above is based on pro-forma total assets of $1,928.0 million and $2,428.0 million under the 200% asset coverage ratio requirement and the 150% asset coverage ratio requirement, respectively.

(2)	Assumes that annual incentive fees earned by the Investment Adviser remain consistent with the gross incentive fees earned by the Investment Adviser during the year ended December 31, 2017 and calculated without deducting any incentive fees waived. For the year ended December 31, 2017, the Investment Adviser waived a portion of the incentive fee which is not included in this calculation. The Investment Adviser cannot recoup incentive fees that the Investment Adviser has previously waived. As of December 31, 2017, we did not have a capital gains incentive fee accrual. As we cannot predict whether we will meet the thresholds for incentive fees under the Investment Management Agreement, the incentive fees paid in subsequent periods, if any, may be substantially different than the fees incurred during the year ended December 31, 2017.
(3)	We may borrow funds from time to time to make investments to the extent we determine that additional capital would allow us to take advantage of additional investment opportunities or if the economic situation is otherwise conducive to doing so. The costs associated with these borrowings are indirectly borne by our stockholders. As of December 31, 2017, we had $312.4 million, $122.5 million, $155.3 million, $145.0 million and $150.0 million of indebtedness outstanding under the Third Amended and Restated Loan and Security Agreement (the “Holdings Credit Facility”), the Senior Secured Revolving Credit Agreement with Goldman Sachs Bank USA, Morgan Stanley Bank, N.A. and Stifel Bank & Trust, dated January 25, 2018, as amended (the “NMFC Credit Facility”), the 5.00% convertible notes due 2019 (the “Convertible Notes”), the 5.313% unsecured notes due May 15, 2021 and the 4.760% unsecured notes due July 15, 2022 (the “Unsecured Notes”) and the SBA-guaranteed debentures, respectively. For purposes of this calculation, we have assumed the December 31, 2017 amounts outstanding under the Holdings Credit Facility, NMFC Credit Facility, Convertible Notes, Unsecured Notes and SBA-guaranteed debentures, and have computed interest expense using an assumed interest rate of 3.7% for the Holdings Credit Facility, 4.0% for the NMFC Credit Facility, 5.0% for the Convertible Notes, 5.1% for the Unsecured Notes and 3.1% for the SBA-guaranteed debentures, which were the rates payable as of December 31, 2017. In addition, for the purposes of this calculation, we have included $90.0 million of the 4.870% unsecured notes due January 30, 2023 outstanding (the “2018A Unsecured Notes”) and have computed interest expense assuming an interest rate of 4.9% for the 2018A Unsecured Notes. In addition, we have assumed additional senior securities of $410.0 million as the additional leverage allowed under the 150% asset coverage requirement, respectively. The assumed interest expense and cost of funds for the additional senior securities was 4.25%.
(4)	“Other expenses” include our overhead expenses, including payments by us under the Administration Agreement based on the allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations to us under the Administration Agreement. Pursuant to the Administration Agreement, the Administrator may, in its own discretion, submit to us for reimbursement some or all of the expenses that the Administrator has incurred on our behalf during any quarterly period. As a result, the amount of expenses for which we will have to reimburse the Administrator may fluctuate in future quarterly periods and there can be no assurance given as to when, or if, the Administrator may determine to limit the expenses that the Administrator submits to us for reimbursement in the future. However, it is expected that the Administrator will continue to support part of our expense burden in the near future and may decide to not calculate and charge through certain overhead related amounts as well as continue to cover some of the indirect costs. The Administrator cannot recoup any expenses that the Administrator has previously waived. This expense ratio is calculated without deducting any expenses waived or reimbursed by the Administrator. Assuming the expenses waived or reimbursed by the Administrator at December 31, 2017, the annual expense ratio after deducting the expenses waived or reimbursed by the Administrator as a percentage of net assets would be 0.79%. For the year ended December 31, 2017, we reimbursed the Administrator approximately $1.2 million for any expenses, which represents approximately 0.11% of our net assets on an annualized basis.
(5)	The holders of shares of our common stock indirectly bear the expenses of our investment in NMFC Senior Loan Program I, LLC (“SLP I”) and NMFC Senior Loan Program II, LLC (“SLP II”). No management fee is charged on our investment in SLP I in connection with the administrative services provided to SLP I. As SLP II is structured as a private joint venture, no management fees are paid by SLP II. Future expenses for SLP I and SLP II may be substantially higher or lower because certain expenses may fluctuate over time.
(6)	The holders of shares of our common stock indirectly bear the cost associated with our annual expenses.

Example. The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment of $1,000 in our common stock, assuming (1) a 200% asset coverage ratio requirement and total net annual expenses, excluding incentive fees, of 2.43% of net assets attributable to common stock as set forth in the table above and (2) a 150% asset coverage ratio requirement and total net annual expenses, excluding incentive fees, of 2.75% of net assets attributable to common stock as set forth in the table above. In calculating the following expense amounts, we have assumed that our borrowings and annual operating expenses would remain at the levels set forth in the table above. See Note 3 above for additional information regarding certain assumptions regarding our level of leverage.

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5.0% annual return (assuming a 200% asset coverage ratio requirement)	$89	$256	$408	$735
You would pay the following expenses on a $1,000 investment, assuming a 5.0% annual return (assuming a 150% asset coverage ratio requirement)	$114	$319	$497	$842

While the example assumes, as required by the applicable rules of the SEC, a 5.0% annual return, our performance will vary and may result in a return greater or less than 5.0%. The incentive fee under the Investment Management Agreement, which, assuming a 5.0% annual return, would either not be payable or would have an insignificant impact on the expense amounts shown above, is not included in the above example. The above illustration assumes that we will not realize any capital gains (computed net of all realized capital losses and unrealized capital depreciation) in any of the indicated time periods. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive fee of a material amount, our expenses and returns to our investors would be higher. The example assumes no sales load. In addition, while the examples assume reinvestment of all distributions at net asset value, participants in our dividend reinvestment plan will receive a number of shares of our common stock determined by dividing the total dollar amount of the distribution payable to a participant by the market price per share of our common stock at the close of trading on the dividend payment date. The market price per share of our common stock may be at, above or below net asset value.

The example should not be considered a representation of future expenses, and actual expenses may be greater or less than those shown.

Rationale for the Proposal

Although the Company may not significantly increase its leverage immediately after it becomes subject to the reduced Asset Coverage Ratio, the Company’s board of directors believes that having the flexibility for the Company to incur additional leverage in certain instances is in the best interests of stockholders. We believe that having the flexibility to incur additional leverage would provide benefits which would augment the returns to our stockholders. We believe having the flexibility to incur additional leverage is in the best interests of our stockholders because it would permit us to:

•	further grow our assets and portfolio;
•	further increase our net investment income with a larger portfolio;
•	potentially provide a higher return on equity;
•	potentially invest more in higher quality or less risky assets on average;
•	more effectively manage our debt-to-equity ratio in a way that could allow us to continue to make investments during periods when we experience lower fair values across our portfolio because of downturns in the capital markets;
•	potentially increase distributions to our stockholders; and
•	better manage our capital structure, including giving us the ability to use lower cost debt capital while potentially delaying higher cost equity capital raises until we believe market conditions are optimal for such an equity raise.

We believe that if we are unable to incur additional leverage at a time when presented with attractive investment opportunities, and issuing equity capital is unavailable to us or disadvantageous, the Company’s ability to grow could be adversely affected when compared to business development companies that have received stockholder approval to be subject to the 150% Asset Coverage Ratio.

Considerations by the Board of Directors

In reaching its recommendation to the stockholders of the Company to approve this proposal, the board of directors considered possible sources of conflicts of interest due to the following factors:

•	Because the base management fees payable to our Investment Adviser are based on the value of our total assets, our Investment Adviser may benefit when we incur additional leverage. This fee structure could encourage our Investment Adviser to cause us to borrow more money to finance additional investments.
•	Because of the way the incentive fee payable to our Investment Adviser is determined, it may encourage our Investment Adviser to use additional leverage to increase the return on our investments.

Risks Related to Approval of the Proposal

In addition to the risks identified in our annual report for the year ended December 31, 2017, stockholders should consider the following risks related to the approval of this proposal:

Because we have received board of directors’ approval, we may be subject to 150% Asset Coverage Ratio beginning on April 12, 2019 if this proposal is not approved.

As described above, the SBCA provides that in order for a BDC whose common stock is traded on a national securities exchange to be subject to 150% Asset Coverage Ratio, the BDC must obtain either: (i) approval of the required majority of its non-interested directors who have no financial interest in the proposal of the 150% Asset Coverage Ratio, which would become effective one (1) year after the date of such approval, or (ii) stockholder approval (of more than 50% of the votes cast for the proposal) of the 150% Asset Coverage Ratio, which would become effective on the first day after the date of such stockholder approval. The Board of Directors values the opinions of our stockholders and will reconvene to reconsider its approval of the modified asset coverage requirements if this proposal is not approved by stockholders. There can be no assurance that the Board of Directors would rescind its approval if this proposal is not approved by stockholders. If this proposal is not approved by stockholders and the Board of Directors does not rescind its approval, we will be subject to the 150% Asset Coverage Ratio beginning April 12, 2019.

Incurring additional leverage could increase the risk of investing in the Company.

Leverage magnifies the potential for loss on investments in our indebtedness and on invested equity capital. As we use leverage to partially finance our investments, you will experience increased risks of investing in our securities. If the value of our assets increases, then leveraging would cause the net asset value attributable to our common stock to increase more sharply than it would have had we not leveraged. Conversely, if the value of our assets decreases, leveraging would cause net asset value to decline more sharply than it otherwise would have had we not leveraged our business. Similarly, any increase in our income in excess of interest payable on the borrowed funds would cause our net investment income to increase more than it would without the leverage, while any decrease in our income would cause net investment income to decline more sharply than it would have had we not borrowed. Such a decline could negatively affect our ability to pay common stock dividends, scheduled debt payments or other payments related to our securities. If this proposal is approved, we will be permitted to increase our use of leverage beyond levels that were previously permitted by the 1940 Act effective the day after the Meeting. Because we have received board of directors’ approval, if the proposal is not approved at the Meeting, we will be subject to the 150% Asset Coverage Ratio beginning on April 4, 2019. If we incur such additional leverage, you will experience increased risks of investing in our common stock.

We borrow money, which could magnify the potential for gain or loss on amounts invested in us and increase the risk of investing in us.

We borrow money as part of our business plan. Borrowings, also known as leverage, magnify the potential for gain or loss on invested equity capital and may, consequently, increase the risk of investing in us. We expect to continue to use leverage to finance our investments, through senior securities issued by banks and other lenders. Lenders of these senior securities have fixed dollar claims on our assets that are superior to claims of our common stockholders, and we would expect such lenders to seek recovery against our assets in the event of a default. If the value of our assets decreases, leveraging would cause our net asset value to decline more sharply than it otherwise would have had it not leveraged. Similarly, any decrease in our income would cause our net income to decline more sharply than it would have had it not borrowed. Such a decline could adversely affect our ability to make common stock distribution payments. In addition, because our investments may be illiquid, we may be unable to dispose of them or to do so at a favorable price in the event we need to do so if we are unable to refinance any indebtedness upon maturity and, as a result, we may suffer losses. Leverage is generally considered a speculative investment technique and increases the risks associated with investing in our securities.

Our ability to service any debt that we incur depends largely on our financial performance and is subject to prevailing economic conditions and competitive pressures. Moreover, as the Investment Adviser's management fee is payable to the Investment Adviser based on gross assets, including those assets acquired through the use of leverage, the Investment Adviser may have a financial incentive to incur leverage which may not be consistent with our interests and the interests of our common stockholders. In addition, holders of our common stock will, indirectly, bear the burden of any increase in our expenses as a result of leverage, including any increase in the management fee payable to the Investment Adviser.

Changes in interest rates may affect our cost of capital and net investment income.

To the extent we borrow money to make investments, our net investment income depends, in part, upon the difference between the rate at which we borrow funds and the rate at which we invest those funds. As a result, a significant change in market interest rates may have a material adverse effect on our net investment income in the event we use debt to finance our investments. In periods of rising interest rates, our cost of funds would increase, which could reduce our net investment income. We may use interest rate risk management techniques in an effort to limit our exposure to interest rate fluctuations. These techniques may include various interest rate hedging activities to the extent permitted by the 1940 Act.

The terms of our credit facilities may contractually limit our ability to incur additional indebtedness.

We will need additional capital to fund new investments and grow our portfolio of investments. We intend to access the capital markets periodically to issue debt or equity securities or borrow from financial institutions in order to obtain such additional capital. As described above, we believe that having the flexibility to incur additional leverage could augment the returns to our stockholders and would be in the best interests of our stockholders. Even though our board of directors has approved a resolution permitting the Company to be subject to the 150% Asset Coverage Ratio to be effective on April 12, 2019, and if we receive approval of our stockholders to be effective the day after this Meeting, contractual leverage limitations under our existing credit facilities or future borrowings may limit our ability to incur additional indebtedness. Currently, our NMFC Credit Facility restricts our ability to incur additional indebtedness if after incurring such additional debt, our Asset Coverage Ratio would be below 200%. We cannot assure you that we will be able to negotiate a change to our credit facilities to allow us to incur additional leverage or that any such an amendment will be available to us on favorable terms. An inability on our part to amend the contractual asset coverage limitation and access additional leverage could limit our ability to take advantage of the benefits described above related to our ability to incur additional leverage and could decrease our earnings, if any, which would have an adverse effect on our results of operations and the value of our shares of common stock.

Required Vote

As required by the SBCA, approval of this proposal requires the affirmative vote of more than fifty percent (50%) of the votes cast for this proposal. Abstentions and Broker Non-Votes will not be included in determining the number of votes cast and, as a result, will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE COMPANY TO BE SUBJECT TO AN ASSET COVERAGE RATIO OF AT LEAST 150%, PERMITTING THE COMPANY TO DOUBLE ITS AMOUNT OF DEBT INCURRENCE, PURSUANT TO THE SBCA.

OTHER BUSINESS

Submission of Stockholder
Proposals

NMFC currently expects that the 2019 Annual Meeting of Stockholders will be held in April 2019, but the exact date, time, and location of such meeting have yet to be determined. A stockholder who intends to present a proposal at that annual meeting pursuant to the SEC’s Rule 14a-8 must submit the proposal in writing to NMFC at its address of 787 Seventh Avenue, 48th Floor, New York, New York 10019, and NMFC must receive the proposal no later than November 14, 2018, in order for the proposal to be considered for inclusion in NMFC’s proxy statement for that meeting. The submission of a proposal does not guarantee its inclusion in NMFC’s proxy statement or presentation at the meeting.

Stockholder proposals or director nominations to be presented at the 2019 Annual Meeting of Stockholders, other than stockholder proposals submitted pursuant to the SEC’s Rule 14a-8, must be delivered to, or mailed and received at, the principal executive offices of NMFC not less than 90 days or more than 120 days in advance of the one year anniversary of the date of the Annual Meeting. For the 2019 Annual Meeting of Stockholders, NMFC must receive such proposals and nominations between December 27, 2018 and January 25, 2019. If the date of the 2019 Annual Meeting of Stockholders is set to be more than 30 days prior to, or more than 60 days after, the one year anniversary of the Annual Meeting, stockholder proposals or director nominations to be timely must be so received by NMFC not less than 90 days or more than 120 days prior to the 2019 Annual Meeting of Stockholders, or prior to the tenth day following the day on which notice of the date of the 2019 Annual Meeting of Stockholders was first mailed to stockholders or publicly disclosed by NMFC. Proposals must also comply with the other requirements contained in NMFC’s Bylaws, including supporting documentation and other information. Proxies solicited by NMFC will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

Notices of intention to present proposals at the 2019 Annual Meeting of Stockholders should be addressed to Karrie J. Jerry, Corporate Secretary, 787 Seventh Avenue, 48th Floor, New York, New York 10019. NMFC reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Submission of
Complaints

NMFC’s audit committee has established guidelines and procedures regarding the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (collectively, “Accounting Matters”). Persons with complaints or concerns regarding Accounting Matters may submit their complaints to NMFC’s chief compliance officer. Persons who are uncomfortable submitting complaints to the chief compliance officer, including complaints involving the chief compliance officer, may submit complaints directly to NMFC’s audit committee chair. Complaints may also be submitted on an anonymous basis via an anonymous online reporting system.

The Chief Compliance Officer may be contacted at:

Karrie J. Jerry
Chief Compliance Officer
New Mountain Finance Corporation
787 Seventh Avenue
48th Floor
New York, New York 10019

The Audit Committee Chair may be contacted at:

Kurt J. Wolfgruber
Audit Committee Chair
New Mountain Finance Corporation
787 Seventh Avenue
48th Floor
New York, New York 10019

Other
Business

The board of directors of NMFC does not presently intend to bring any other business before the Special Meeting, and, so far as is known to the board of directors of NMFC, no matters may properly be brought before the Special Meeting except as specified in the Notice of the Special Meeting. As to any other business that may properly come before the Special Meeting, however, the proxies will be voted in respect thereof in accordance with the discretion of the proxyholders. Whether or not you expect to attend the Special Meeting, please vote your proxy via the Internet or request, complete, sign, date and a proxy card so that you may be represented at the Special Meeting.

Annual
Reports

When available, NMFC will furnish, without charge, copies of NMFC’s annual report on Form 10-K, quarterly reports on Form 10-Q and Current Reports on Form 8-K, to an investor upon request directed to New Mountain Finance Corporation, 787 Seventh Avenue, 48th Floor, New York, New York 10019, Attention: Investor Relations or by telephone at (212) 720-0300. The reports are also available at no cost through NMFC’s website at www.newmountainfinance.com or through the SEC’s EDGAR database at www.sec.gov.

Delivery Of Proxy
Materials

Please note that only one copy of this Proxy Statement and the Notice of Special Meeting of Stockholders may be delivered to two or more stockholders of record of the Company who share an address unless we have received contrary instructions from one or more of such stockholders. We will deliver promptly, upon request, a separate copy of any of these documents to stockholders of record of the Company at a shared address to which a single copy of such documents was delivered. Stockholders who wish to receive a separate copy of any of these documents, or to receive a single copy of such documents if multiple copies were delivered, now or in the future, should submit their request by calling us at (212) 720-0300 or by writing to New Mountain Finance Corporation, c/o Karrie J. Jerry, Corporate Secretary, 787 Seventh Avenue, 48th Floor, New York, New York 10019.

You are cordially invited to attend the Special Meeting of stockholders. Whether or not you expect to attend the Special Meeting virtually, please follow the instructions on your proxy card or the enclosed voting instruction form to vote via the Internet or telephone, or sign, date and return a proxy card in the postage-paid envelope provided so that you may be represented at the Special Meeting.

By Order of the board of directors

Karrie J. Jerry
Corporate Secretary
New York, New York
[ ], 2018

PRIVACY
NOTICE

Your privacy is very important to us. This Privacy Notice sets forth our policies with respect to non-public personal information about our stockholders and prospective and former stockholders. These policies apply to stockholders of New Mountain Finance Corporation and may be changed at any time, provided a notice of such change is given to you. This notice supersedes any other privacy notice you may have received from us.

We will safeguard, according to strict standards of security and confidentiality, all information we receive about you. The only information we collect from you is your name, address, number of shares you hold and your social security number. This information is used only so that we can send you annual reports and other information about us, and send you proxy statements or other information required by law.

We do not share this information with any non-affiliated third party except as described below.

•	Authorized Employees of our Investment Adviser. It is our policy that only authorized employees of our investment adviser who need to know your personal information will have access to it.
•	Service Providers. We may disclose your personal information to companies that provide services on our behalf, such as recordkeeping, processing your trades, and mailing you information. These companies are required to protect your information and use it solely for the purpose for which they received it.
•	Courts and Government Officials. If required by law, we may disclose your personal information in accordance with a court order or at the request of government regulators. Only that information required by law, subpoena, or court order will be disclosed.

We seek to carefully safeguard your private information and, to that end, restrict access to non-public personal information about you to those employees and other persons who need to know the information to enable us to provide services to you. We maintain physical, electronic and procedural safeguards to protect your non-public personal information.

If you have any questions regarding this policy or the treatment of your non-public personal information, please contact our chief compliance officer at (212) 655-0083.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY E47620-Z72584 For Against Abstain ! ! ! NEW MOUNTAIN FINANCE CORPORATION 1. To approve of the Company becoming subject to a minimum asset coverage ratio of at least 150%, permitting the Company to double its amount of debt incurrence, pursuant to the Small Business Credit Availability Act. 2. To vote upon such other business as may properly come before the Special Meeting or any postponement or adjournment thereof. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1. NEW MOUNTAIN FINANCE CORPORATION 787 SEVENTH AVENUE 48TH FLOOR NEW YORK, NY 10019 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/NMFC2018SM Record	Stockholders may attend the Special Meeting via the Internet and vote during the Special Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE IMPORTANT: Please sign your name(s) exactly as shown hereon and date your proxy in the box provided. For joint accounts, each joint owner should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the signer is a corporation or partnership, please sign in full corporate or partnership name by a duly authorized officer or partner.

E47621-Z72584 Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NEW MOUNTAIN FINANCE CORPORATION FOR THE SPECIAL MEETING OF STOCKHOLDERS JUNE 8, 2018 The undersigned stockholder of New Mountain Finance Corporation (the "Company") acknowledges receipt of the Notice of Special Meeting of Stockholders of the Company and hereby appoints Robert Hamwee, Adam Weinstein, John Kline, Shiraz Kajee and Karrie Jerry, and each of them, and each with full power of substitution, to act as attorneys and proxies for the undersigned to vote all the shares of common stock of the Company which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held on June 8, 2018, at 1:00 p.m., Eastern Time, and at all postponements or adjournments thereof, as indicated on this proxy. THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED ON THE REVERSE SIDE; where no choice is specified, it will be voted FOR Proposal 1 and in the discretion of the proxies with respect to any other matters that may properly come before the meeting. Please vote, sign and date this proxy on the reverse side and return it promptly in the enclosed envelope. (CONTINUED ON	REVERSE SIDE)